EXHIBIT 99.1

18191 Von Karman Avenue Suite 300 Irvine, CA 92612 (949) 270-9200

April 3, 2020

Dear Fellow Stockholder:

As you know, the novel coronavirus (COVID-19) pandemic is dramatically impacting the United States and resulting in an aggressive worldwide effort to contain the spread of the infection. These efforts have produced significant societal and economic disruption, as well as an unprecedented level of uncertainty.

The situation presents a meaningful challenge for us as an owner and operator of healthcare facilities, as the impact of the virus is expected to result in massive strain throughout the healthcare system. The coronavirus is particularly dangerous among the senior population. This results in heightened risk to senior housing and skilled nursing facilities, which are expected to experience reductions in occupancy and increased costs in supplies and staffing associated with caring for the aged population during this crisis. The emergency is also expected to negatively impact the businesses of medical office tenants, including physician practices and other medical service providers.

We have been closely monitoring these developments for some time and assessing the potential implications for the company and our portfolio. In fact, approximately one month ago, our executive management team instituted measures to protect the company’s capital and maximize liquidity, including the suspension of all non-essential capital expenditures throughout our nationwide portfolio that are not directly associated with the maintenance or expansion of tenant occupancy and the enhancement of net operating income.

While we have yet to experience a material impact to our operations as a result of the pandemic, we anticipate that this will change as the virus continues to spread. In response to this fluid and rapidly developing situation, we believe conditions require that we make every effort to further strengthen the long-term financial prospects of the company.

Accordingly, the board of directors of Griffin-American Healthcare REIT III has decided to reduce the company’s monthly investor distribution payments from an annualized rate of $0.60 per share to $0.30 per share beginning with the April 2020 distribution, which will be paid on May 1, 2020. The board is also suspending the company’s Share Repurchase Plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders.

We do not take these actions lightly. We continue to stay in close contact with our tenants and operating partners to monitor developments as they occur. As the impact of the pandemic on our operations becomes clearer, the board will evaluate investor distributions and the Share Repurchase Plan on a regular basis and may make adjustments as circumstances warrant.

We continue to believe that healthcare real estate is among the most compelling investment asset classes available on a risk-adjusted basis. The long-term demographic trends of an aging population underpin an asset class with long term stability and growth potential. While this is a highly uncertain time, we have confidence that our diverse portfolio is well-equipped to weather this unique challenge.

As you know, the executive officers of Griffin-American Healthcare REIT III are among the largest individual investors in the company, and we stand shoulder-to-shoulder with you through this difficult time. The steps we are taking now will impact us all but will further enhance our company’s strength and long-term value for all investors.

Should you have any questions, please contact our Investor Services department at 888-926-2688, and rest assured that we will communicate with you on a consistent basis as events dictate.

www.HealthcareREIT3.com

Thank you for your continued support and our best wishes to you and your loved ones.

Sincerely,

Jeff Hanson	Danny Prosky
Chairman and Chief Executive Officer	President and Chief Operating Officer

This letter contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include, but are not limited to, statements with respect to the effects of the novel coronavirus pandemic, including its effects on the healthcare industry and senior housing and skilled nursing facilities, our expectations regarding our future operations and long-term financial prospects, the long-term potential of healthcare real estate investments, changes to our distribution policy and changes to our Share Repurchase Plan. We intend for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments and their tenants; uncertainties relating to our ability to successfully pursue our strategic plan; uncertainties relating to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions, including changes as a result of the novel coronavirus pandemic; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in our company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements. We undertake no obligation to update any such statements that may become untrue because of subsequent events.